Exhibit 99.2

BIG SKY PRODUCTIONS, INC.
NITRO HEAT, LLC
UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
JUNE 30, 2013

	Big Sky Productions, Inc.	NitroHeat, LLC	Pro Forma Adjustments	Pro Forma BigSky Productions, Inc.
ASSETS
Current assets
Cash	$-	$19,323	$-	$19,323
Accounts receivable	-	117,995	-	117,995
Inventory	-	109,964	-	109,964
Total current assets	-	247,282	-	247,282

Equipment, net of accumulated depreciation	463	-	-	463
Goodwill	-	-	2,138,987	2,138,987

Total assets	$463	$247,282	$2,138,987	$2,386,732

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Bank overdraft	$120	$-	$-	$120
Accounts payable and accrued liabilities	44,823	17,832	-	62,655
Note payable, related party, net of discount of $913	12,432	-	-	12,432
Total current liabilities	57,375	17,832	-	75,207

Stockholders' equity (deficit)
Common stock, $0.001 par value; 75,000,000 shares authorized; 32,063,381 issued and outstanding	12,063	-	20,000	32,063
Additional paid in capital	83,413	-	2,118,987	2,202,400
Accumulated deficit	(152,388)	261,013	-	108,625
Total stockholders' equity (deficit)	(56,912)	261,013	2,138,987	2,343,088

Total liabilities and stockholders' equity (deficit)	$463	$278,845	$2,138,987	$2,418,295

See notes to pro forma combined financial statements.

BIG SKY PRODUCTIONS, INC.
NITRO HEAT, LLC
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
YEAR ENDED JUNE 30, 2013

	Big Sky Productions, Inc.	NitroHeat, LLC	Pro Forma Adjustments	Pro Forma Big Sky Productions, Inc.
Revenue	$12,213	$652,809	$-	$665,022
Cost of revenue	6,883	340,037	-	346,920
Gross profit	5,330	312,772	-	318,102

Operating expenses
Professional fees	3,290	3,798	-	7,088
Depreciation	5,016	2,603	-	7,619
Travel	-	28,516	-	28,516
Promotional and advertising	-	5,419	-	5,419
Research and development	-	82,990	-	82,990
General and administrative	2,544	(2,534)	-	10
Total operating expenses	10,850	120,792	-	131,642

Income (loss) from operations	(5,520)	191,980	-	186,460

Other income (expense)
Gain of foreign currency exchange	-	-	-	-
Interest income	-	20	-	20
Other income	500	-	-	500
Interest expense	(833)	-	-	(833)
Total other income (expense)	(333)	20	-	(313)

Net income (loss)	$(5,853)	$192,000	$-	$186,147

Pro forma income (loss) per common share	$(0.00)			$0.01

Shares used in pro forma per share computation	12,063,381			32,063,381

See notes to pro forma combined financial statements.

BIG SKY PRODUCTIONS, INC.
NITRO HEAT, LLC
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2013

	Big Sky Productions, Inc.	NitroHeat, LLC	Pro Forma Adjustments	Pro Forma Big Sky Productions, Inc.
Revenue	$-	$392,589	$-	$392,589
Cost of revenue	-	236,549	-	236,549
Gross profit	-	156,040	-	156,040

Operating expenses
Professional fees	25,432	13,353	-	38,785
Depreciation	256	1,517	-	1,773
Travel	-	26,242	-	26,242
Promotional and advertising	-	3,698	-	3,698
Research and development	-	30,034	-	30,034
General and administrative	3,292	53,911	-	57,203
Total operating expenses	28,980	128,755	-	157,735

Income (loss) from operations	(28,980)	27,285	-	(1,695)

Other income (expense)
Gain of foreign currency exchange	-	-	-	-
Interest income	-	14	-	14
Other income	788	-	-	788
Interest expense	(115)	-	-	(115)
Total other income (expense)	673	14	-	687

Net income (loss)	$(28,307)	$27,299	$-	$(1,008)

Pro forma income (loss) per common share	$(0.00)			$(0.00)

Shares used in pro forma per share computation	12,063,381			32,063,381

See notes to pro forma combined financial statements.

BIG SKY PRODUCTIONS, INC.
NITRO HEAT, LLC
NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

The accompanying Pro Forma Income Statements for the year ended June 30, 2013, and for the three month period ended September 30, 2013, give effect to Big Sky’s acquisition of NitroHeat as discussed in Note 3, as if such acquisition had occurred on July 1, 2012, combining the results of Big Sky and NitroHeat for the year ended June 30, 2013 and for the three month period ended September 30, 2013. The accompanying Pro Forma Balance Sheet as of June 30, 2013 gives effect to the NitroHeat acquisition as if it had occurred on June 30, 2013, combining the balance sheet of Big Sky and NitroHeat as of June 30, 2013. The Pro Forma Financial Information is unaudited and does not purport to represent what Big Sky's consolidated results of operations would have been if the NitroHeat acquisition had occurred on July 1, 2012, or what those results will be for any future periods; or what Big Sky’s consolidated balance sheet would have been if the NitroHeat acquisition had occurred on June 30, 2013.

(a) Year Ended June 30, 2013

NitroHeats’ financial statements for the year ended June 30, 2013 were derived by removing the financial results for the six month period ended December 31, 2012 from its year ended December 31, 2012 financial results and adding the financial results for the six month period ended June 30, 2013.

(b) Three Month Period Ended September 30, 2013

The financial statements of NitroHeat for the three month period ended September 30, 2013 were derived by adding the financial results for the three month period ended September 30, 2013 to the June 30, 2013 financial results. No duplicated operating information is included in the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Big Sky Productions. The accounting policies of NitroHeat were not deemed to be materially different from those adopted by Big Sky Productions.

3. NITROHEAT ACQUISITION

On October 15, 2013, Big Sky Productions announced that on October 10, 2013, the Company entered into a Membership Interest Purchase Agreement (the “Agreement”) with the members of NitroHeat pursuant to which Big Sky Productions collectively acquired all of the interest of NitroHeat in exchange for $0.001 par value common stock.

Big Sky Productions acquired the interest of NitroHeat for total consideration of 20,000,000 shares of its $0.001 par value common stock valued at $0.12 per share for a total consideration of $2,400,000.

In connection with the acquisition, Big Sky Productions has entered into new employment agreements with the key manager of NitroHeat.

BIG SKY PRODUCTIONS, INC.
NITRO HEAT, LLC
NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

3. NITROHEAT ACQUISITION (CONTINUED)

The total purchase price and related preliminary excess total purchase price over fair value of net assets acquired is as follows:

Total purchase price		$2,400,000
Book value of net assets acquired	$261,013
Fair value adjustments to assets and liabilities	-
Fair value of tangible net assets acquired		$261,013

Identifiable intangibles at acquisition-date fair value
Trademark/Trade Name	-
Developed Technology	-
Customer Relationships	-
Total identifiable intangibles		-

Residual goodwill		$2,138,987

The carrying value of assets and liabilities in NitroHeats’ financial statements are considered to be a reasonable estimate of the fair value of those assets and liabilities.

The total purchase price allocation is considered preliminary and is subject to change once Big Sky Productions receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed. Thus the allocation of total purchase price is subject to refinement, and additional adjustments to record the fair value of all assets acquired and liabilities assumed may be required.